Exhibit 99.2

                                 Press Release

Hilb, Rogal and Hamilton Company                           Contact:  Liz Cougot
4951 Lake Brook Drive                                    Phone:  (804) 747-6500
Gl9272                                                     Fax:  (804) 747-6046

                             FOR IMMEDIATE RELEASE


July 1, 2002

       Hilb, Rogal and Hamilton Company Completes The Acquisition of Hobbs
                                   Group, LLC

July 1, 2002 -- Hilb, Rogal and Hamilton Company (HRH), the world's 10th largest insurance intermediary and the 7th largest in the United States, announced today that it has completed the acquisition of Hobbs Group, LLC (Hobbs), one of the nation's premier independent insurance brokers serving top-tier middle-market and risk management clients.

Headquartered in Atlanta, Georgia, and with 27 offices in 15 states, Hobbs generated revenues of $95.2 million in 2001 providing property and casualty insurance brokerage, risk management, executive compensation and employee benefit services. The purchase price of the acquisition, described in the May 13 press release, included a fixed amount of $142 million, up to an additional $102 million contingent on the achievement of performance goals, and the assumption of earnouts (with an estimated net present value of $30 million). HRH arranged a secured institutional term loan facility to finance the cash portion of the transaction.

"Known for its strong sales culture and highly accomplished team of professionals, Hobbs has always had an excellent reputation in the industry. This union accelerates HRH's entry into new, attractive markets that are central to our five-year growth plan," said Martin L. Vaughan, III, HRH's President and Chief Operating Officer. "Combining with Hobbs also adds risk management expertise and specialty lines of business that will benefit our existing clients."

Thomas A. Golub, President and Chief Executive Officer of Hobbs, who joins HRH as its Executive Vice President and will serve on its Board of Directors, will continue in his capacity as President and Chief Executive Officer of the Hobbs organization. Plans call for Hobbs' management team and key personnel to operate under the Hobbs name for the foreseeable future. Golub commented, "HRH's passion for client service, its professionalism and entrepreneurial culture make it an ideal setting for our people, our customers and the continued pursuit of our aggressive business objectives."

"We are extremely pleased to welcome Hobbs as a strategic addition that moves us a critical step closer to achieving our goal of becoming the premier domestic mid-market insurance and risk management intermediary," concluded Andrew L. Rogal, HRH's Chairman and Chief Executive Officer.

Hilb, Rogal and Hamilton Company provides insurance and risk management services to a wide spectrum of clients through a network of over 100 offices in the United States. The Company is traded on the New York Stock Exchange, symbol HRH, and is ranked as the 10th largest insurance intermediary in the world. Additional information about HRH may be found at www.hrh.com.

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